UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2008

IOMEGA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12333 (Commission File Number)	86-0385884 (IRS Employer Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA (Address of Principal Executive Offices)	92130 (Zip Code)

(858) 314-7000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act
      (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2008, Iomega Corporation (“Iomega”) entered into a lease agreement with BOYER IOMEGA II, a Utah limited liability company, by its managing partner, The Boyer Company, L. C., (the “Landlord”),  pursuant to which Iomega will lease approximately 52,000 square feet of office space located at the Executive Business Park, Roy, Utah, retroactive to January 1, 2008.  Immediately prior to this new lease, Iomega was leasing 90,000 square feet at the same location, at $12.35 per square foot, per year, under a lease scheduled to end in September 2008 (the “Prior Lease”).  The new rental rate drops to $11.00 per square foot, per year.  Hence, Iomega’s costs for its primary Utah office space (housing R&D, logistics, finance, and other personnel) will drop both on a per square foot rental rate, and based upon leasing less feet, retroactive to January 1, 2008.  The lease term of the new lease is six years, thus expiring December 31, 2013, subject to Iomega’s right to terminate the lease after 36 months (i.e., effective December 31, 2010) or thereafter, by providing nine months’ advance notice.  In the event of early termination, Iomega would be required to reimburse the landlord for any unamortized improvement allowance actually spent and used by Iomega for the space being terminated (based on a 6 year straight-line amortization schedule), and for the reduction in 2008 rent resulting from lowering Iomega’s rent expenses retroactive to January 1, 2008.

This lease is net of expenses, taxes, insurance, management fees, and electricity.

Item 1.02

The information in Item 1.01 above is incorporated herein by reference.  The new lease had the effect of terminating the Prior Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 4, 2008	IOMEGA CORPORATION (Registrant) By: /s/ Thomas D. Kampfer Thomas D. Kampfer President & Chief Operating Officer